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                                                                    EXHIBIT 99.1


[LOGO OF SEMPRA(SM) ENERGY]                                [LOGO OF K N ENERGY]



                                                                  NEWS


Contact:  Doug Kline                                      Larry Pierce
          Sempra Energy                                   K N Energy
          (877) 866-2066                                  (303) 914-4751
          www.sempra.com                                  www.kne.com


                     SEMPRA ENERGY-K N ENERGY COMBINATION
                       GAINS FEDERAL ANTITRUST CLEARANCE

     SAN DIEGO and LAKEWOOD, Colo., April 2, 1999 -- Moving their proposed
$6 billion combination forward, Sempra Energy and K N Energy today announced that they have received notice from the U.S. Federal Trade Commission of early termination of the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Clearance under the Hart-Scott-Rodino Act, which was granted March 30, satisfies an important condition to the closing of the transaction, which remains subject to the approval of the shareholders of both companies, as well as other federal and state regulatory agencies.

     "We are pleased to receive this early federal antitrust clearance," said Frederick E. John, senior vice president of external affairs for Sempra Energy. "We are moving ahead aggressively to gain other necessary approvals, so that we can complete our combination with K N Energy by the end of this summer."

     Sempra Energy and K N Energy announced their business combination Feb. 22, 1999.

     K N Energy, Inc., based in Lakewood, Colo., is the nation's sixth-largest integrated natural gas company with $9 billion in total assets and is the second-largest pipeline operator with more than 25,000 miles of pipe. It has 3,300 employees and operations in 16 states, including natural gas gathering, processing, marketing, storage, transportation, energy commodity sales -- natural gas and natural gas liquids; electric generation design, construction and operation; and innovative services designed for consumers, utilities and commercial entities. It also jointly owns en*able, which markets the Simple Choice (SM) brand of enhanced products and services for consumers through their local utilities.

     Sempra Energy, based in San Diego, Calif., is a Fortune 500 energy services holding company with 12,000 employees, revenues of $5.5 billion and more than 6 million natural gas and electric meters serving 21 million customers. Through its eight principal subsidiaries -- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Trading, Sempra Energy Solutions, Sempra Energy International, Sempra Energy Resources, Sempra Energy Utility Ventures and Sempra Energy Financial -- Sempra Energy provides a broad range of energy-related products and services. The company has operations throughout the United States, Canada, Mexico and other countries in Latin America.